FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228375-04

Subject:	CMBS: $525.333mm BANK 2020-BNK27 - Public - Pricing Details
NEW ISSUE CMBS:	$525.333mm BANK 2020-BNK27

CO-LEAD MANAGERS & BOOKRUNNERS:	BofA Securities, Wells Fargo Securities, Morgan Stanley
CO-MANAGERS:	Academy Securities and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

CL	Fitch/KBRA/Moody’s	SIZE($MM)	WAL (YRS)	SPREAD	CPN	$PRICE	YLD
A-1	AAAsf/AAA(sf)/Aaa(sf)	2.528	3.00	S+85	1.122	99.9978	1.11045
A-SB	AAAsf/AAA(sf)/Aaa(sf)	4.339	7.32	S+130	2.263	102.9951	1.81916
A-4*	AAAsf/AAA(sf)/Aaa(sf)	130.000	9.47	S+114	1.901	100.9987	1.78444
A-5*	AAAsf/AAA(sf)/Aaa(sf)	274.008	9.61	S+115	2.144	102.9942	1.80189
A-S	AAAsf/AAA(sf)/Aa2(sf)	68.968	9.72	S+155	2.551	102.9929	2.20747
B	AA-sf/AA-(sf)/NR	24.213	9.74	S+190	2.906	102.9980	2.55858
C	A-sf/A-(sf)/NR	21.277	9.80	S+285	3.223931	98.1049	3.51182

PRICING DATE:	6/19/2020
EXPECTED SETTLEMENT:	On or about 6/26/2020

WA CUT-OFF LTV:	51.0%
WA UW NCF DSCR:	3.80x
WA UW NOI DEBT YLD:	13.0%
WA ORIG TERM TO MATURITY:	120
WA ORIG AMORTIZING TERM:	360
TEN LARGEST LOANS:	65.9%
LOAN SELLERS:	WFB(36.3%), BANA(32.7%), MS(31.0%)
TOP 5 STATES:	NY(31.5%), CA(26.1%), NV(14.9%), NJ(7.1%), TX(5.0%)
TOP 5 PROPERTY TYPES:	OF(51.3%), SS(19.6%), RT(10.0%), HOT(9.9%), MU(8.0%)

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	CWCapital Asset Management LLC
TRUSTEE:	Wilmington Trust, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
TRUST ADVISOR:	Park Bridge
INITIAL CNTRLG CLASS REP:	LD II Holdco XI LLC or its affiliate

ATTACHED:	TERM SHEET, ANNEX A-1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.